Exhibit 10.8
SEVENTH AMENDMENT

THIS SEVENTH AMENDMENT, dated as of October 29, 2018 (this “Amendment”), to the Existing Credit Agreement (as defined below), by and among Orion Engineered Carbons GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany (the “Borrower Representative”) and Goldman Sachs Bank USA, in its capacity as administrative agent for the Lenders (together with its successors and assigns in such capacity, the “Administrative Agent”).
RECITALS
WHEREAS, pursuant to the Credit Agreement, originally dated as of July 25, 2014, as amended on August 7, 2014, September 29, 2016, May 5, 2017, May 31, 2017, November 2, 2017 and May 3, 2018 (as further amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), among the Borrowers, the Guarantors from time to time party thereto, the several banks, other financial institutions and institutional investors from time to time party thereto (the “Lenders”) and Administrative Agent, the Lenders have agreed to make certain loans and other extensions of credit to the Borrowers.
WHEREAS, pursuant to and in accordance with Section 10.02(b) of the Existing Credit Agreement, the Borrower Representative has requested that the Existing Credit Agreement be amended so as to, among other things, reflect the proposed change in accounting principles from IFRS to U.S. GAAP.
WHEREAS, the Lenders party hereto are willing, on the terms and subject to the conditions set forth below, to consent to amend certain terms of the Existing Credit Agreement as hereinafter provided on the Seventh Amendment Effective Date.
NOW, THEREFORE, in consideration of the covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Existing Credit Agreement, as amended hereby (the “Amended Credit Agreement”).
SECTION 2. Amendments. On the terms and subject to the satisfaction (or waiver) of the conditions set forth in Section 3 hereof, the Borrower Representative and the Administrative Agent (on behalf of the Required Lenders in accordance with Section 10.02(b)) agree that the Existing Credit Agreement shall be amended on the Seventh Amendment Effective Date as follows:
(a) Section 1.01 of the Existing Credit Agreement is amended to amend and restate the definition of “Capital Lease” to read in its entirety as follows:
““Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with IFRS, is or is required to be accounted for as a capital lease on the balance sheet of that Person, but for the avoidance of doubt, shall exclude any lease which would be considered as an operating lease under IAS 17 (Leases) or ASC (480) which is subsequently treated as a Capital Lease as a result of any change to the treatment of such leases or other under arrangements under IFRS or GAAP and “operating lease” will be construed accordingly as any lease which is not a Capital Lease.”

a.Section 1.01 of the Existing Credit Agreement is amended to add the following definitions in alphabetical order:
“Change in Accounting Election Date” has the meaning given to such term in Section 1.03(d).
“Clean-Up Default” means any Default or Event of Default which occurs solely as a result of the implementation of the change from IFRS to GAAP.
“Clean-Up Period” has the meaning given to such term in Section 8.05.
“Clean-Up Period Commencement Date” has the meaning given to such term in Section 8.05.
“GAAP” means generally accepted accounting principles in the United States; provided, however, that if the Borrower Representative (on behalf of the Borrowers) notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the Change in Accounting Election Date to the generally accepted accounting principles in the United States or the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change to the generally accepted accounting principles in the United States or in the application thereof, then such provision shall be interpreted on the basis of to the generally accepted accounting principles in the United States as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
a.Section 1.01 of the Existing Credit Agreement is amended to amend and restate paragraph (ii) of the definition of “Available Amount” in its entirety as follows:
“an amount, not less than zero, determined on a cumulative basis equal to (A) the amount of Excess Cash Flow for the Fiscal Year ending December 31, 2015 and each completed Fiscal Year thereafter (but not less than zero for any such Fiscal Year) that is not required prior to the applicable date to be applied as a mandatory prepayment under Section 2.05(b)(i) (it being understood for the avoidance of doubt that, solely for purposes of this definition, (1) Excess Cash Flow for any Fiscal Year shall be deemed to be zero until the financial statements required to be delivered pursuant to Section 6.01(c) for such Fiscal Year, and the related Compliance Certificate required to be delivered pursuant to Section 6.01(d) for such Fiscal Year, have been received by the Administrative Agent and (2) for the Fiscal Years ending December 31, 2015, December 31,

Exhibit 10.8
2016 and December 31, 2017, the relevant amounts of Excess Cash Flow provided in Euros in the financial statements delivered pursuant to Section 6.01(c) for such Fiscal Year and the related Compliance Certificate delivered pursuant to Section 6.01(d) for such Fiscal Year shall be converted from Euros to US Dollars at a rate of 1.1906:1) less (B) the amount of any voluntary prepayments of loans that any Borrower elected to apply as a deduction to the calculation of the Excess Cash Flow payment under Section 2.05(b)(i) for such Fiscal Year (provided that the amounts in this clause (ii) shall not be available when an Event of Default under Section 8.01(a), (f) or (g) then exists or would result therefrom); plus”
a.a new sub-section (d) is added to Section 1.03 of the Existing Credit Agreement as follows:
“The Borrower Representative may elect, upon written notice to the Administrative Agent to apply GAAP accounting principles in lieu of IFRS (the date specified in such written notice as being the date of the relevant change to GAAP in lieu of IFRS being the “Change in Accounting Election Date”) and, upon any such election and with effect from the Change in Accounting Election Date, references in this Agreement and in the Loan Documents to IFRS shall be construed to mean GAAP (unless otherwise expressly provided in this Agreement or such Loan Documents); provided that: (i) any such election, once made, shall be irrevocable and (ii) any calculation or determination (including any ratio, basket, requirement or other provision) in this Agreement that requires the application of IFRS for periods that include fiscal quarters ended prior to the Borrower Representative's election to apply GAAP shall remain as previously calculated or determined in accordance with IFRS.”
a.Sections 1.08(b) and 1.08(c) of the Existing Credit Agreement are amended and restated to read in their entirety as follows:
“(b) Any amount specified in this Agreement (other than in Articles II, IX and X or as set forth in paragraph (c) of this Section) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the Exchange Rate for Euros or the Alternative Currency; provided that if any basket is exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such basket was utilized, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.
(c) For purposes of determining the Total Net Leverage Ratio, the First Lien Leverage
Ratio and the Interest Coverage Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars, at the Borrower’s Representative’s option, at (i) an exchange rate reflecting the currency translation effects, determined in accordance with IFRS, of Hedge Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such amounts; (ii) the spot rate of exchange (elected and determined by the Borrower Representative acting reasonably) on (A) for the purposes of testing the financial covenant under Section 7.16 the last day of the fiscal quarter for which such measurement is being made and (B) for purposes of the Total Net Leverage Ratio, the First Lien Leverage Ratio and the Interest Coverage Ratio (other than for the purposes of determining compliance with Section 7.16) the date of calculation; or (iii) the exchange rates utilised in the calculation of Consolidated Adjusted EBITDA.”
a.Section 7.01(l) of the Existing Credit Agreement is amended and restated to read in its entirety as follows:
“Indebtedness with respect to Capital Leases and purchase money Indebtedness incurred prior to or within 270 days of the acquisition or lease or completion of construction, repair or replacement of, or improvement to or installation of assets in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $95,000,000 and (ii) 5% of Consolidated Total Assets of the Borrowers, as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.01(b) or (c), as applicable;”
a.a new Section 8.05 (Clean-Up Period) to be added as follows:
“During the period (the "Clean-Up Period") commencing on the date on which the first Quarterly Financial Statements are delivered pursuant to Section 6.01(b) after the Change in Accounting Election Date (the “Clean-Up Period Commencement Date”) and expiring six (6) months after (and excluding) the Clean-Up Period Commencement Date, any Default or Event of Default constituting a Clean-up Default, will be deemed not to be a Default or an Event of Default if (A) it is capable of remedy and, if the Borrower Representative is aware of the relevant circumstances at the time, reasonable steps are being taken to remedy it and (B) it would not have a Material Adverse Effect, and provided that if the relevant circumstances are continuing at the end of the Clean-Up Period there shall be a Default and/or Event of Default, as the case may be”; and
(h) the baskets and thresholds detailed in the Annex (Baskets and Thresholds Conversion) hereto shall be converted from Euro to US Dollars and amended and restated as set out therein.
SECTION 3. Conditions to Effectiveness of Amendment. The effectiveness of the amendments set forth in Section 2 hereof shall occur on the date of the satisfaction of the following conditions precedent (such date, the “Seventh Amendment Effective Date”):
a.the Borrower Representative shall have executed and delivered counterparts to this Amendment to the Administrative Agent;
b.each of the representations and warranties contained in Section 4 of this Amendment shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the Seventh Amendment Effective Date;
c.at the time of and immediately after giving effect to this Amendment and the transactions occurring on the Seventh Amendment Effective Date, no Default or Event of Default exists; and
d.the Administrative Agent shall have received a certificate dated the Seventh Amendment Effective Date and signed by a Responsible Officer of the Borrower Representative, confirming compliance with the conditions set forth in Sections 3(b) and 3(c) hereof.

Exhibit 10.8
SECTION 4. Representations and Warranties. The Borrower Representative hereby represents and warrants, on and as of the date hereof and the Seventh Amendment Effective Date, that:
a.Each of the representations and warranties made by it set forth in Article V of the Existing Credit Agreement or in any other Loan Document are true and correct in all material respects (and in all respects if such representation or warranty is already qualified by materiality) on and as of the Seventh Amendment Effective Date with the same effect as though made on and as of such date, except (i) to the extent such representations and warranties specifically refer to an earlier date, in which case such representations and warranties are true and correct in all material respects (and in all respects if such representation or warranty is already qualified by materiality) as of such earlier date and (ii) any reference to the Historical Financial Statements shall be deemed to refer to the most recent financial statements, if any, furnished pursuant to Section 6.01(c) of the Amended Credit Agreement, prior to the Seventh Amendment Effective Date.
b.The execution and delivery of this Amendment and the performance of this Amendment and the Amended Credit Agreement are within the Borrower Representative’s corporate or other organizational powers and has been duly authorized by all necessary corporate or other organizational action of the Borrower Representative. This Amendment has been duly executed and delivered by the Borrower Representative and, each of this Amendment and the Amended Credit Agreement is a legal, valid and binding obligation of the Borrower Representative, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and fair dealing.
(c) The execution and delivery of this Amendment by the Borrower Representative and the performance by it of this Amendment and the Amended Credit Agreement (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) for filings necessary to perfect Liens created pursuant to the Loan Documents and (iii) such consents, approvals, registrations, filings, or other actions the failure to obtain or make which could not be reasonably expected to have a Material Adverse Effect, (b) will not violate any (i) of the Borrower Representative’s Organizational Documents or (ii) any Requirements of Law applicable to the Borrower Representative which, in the case of this clause (b)(ii), could reasonably be expected to have a Material Adverse Effect and (c) will not violate or result in a default under any Contractual Obligation of the Borrower Representative which in the case of this clause (c) could reasonably be expected to result in a Material Adverse Effect.
SECTION 5. Effects on Loan Documents. Except as specifically amended herein, the Existing Credit Agreement and all other Loan Documents shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. Except as otherwise expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Secured Party or any Agent under any of the Loan Documents, nor constitute a waiver of any provision of the Loan Documents or in any way limit, impair or otherwise affect the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents. The Borrower Representative and the other parties hereto acknowledge and agree that, on and after the Seventh Amendment Effective Date, this Amendment shall constitute a “Loan Document” for all purposes of the Amended Credit Agreement and the other Loan Documents. On and after the effectiveness of this Amendment, each reference in any Loan Document to “the Credit Agreement” shall mean and be a reference to the Amended Credit Agreement and each reference in the Existing Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import shall mean and be a reference to the Amended Credit Agreement.
SECTION 6. Non-Reliance on Agents. Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Amendment. Each Lender also acknowledges that it will, independently and without reliance upon either the Agents or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Amendment, the Amended Credit Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of the Administrative Agent or its Related Parties.
SECTION 7. Acknowledgment; Other Agreements. Subject to any limitations on its obligations expressly stated in the Loan Documents to which it is a party, the Borrower Representative on behalf of itself and each other Loan Party (i) acknowledges and agrees that all of its and each other Loan Party’s obligations under the Loan Guaranty set out in Article XII of the Amended Credit Agreement and the other Collateral Documents to which the Borrower Representative and each other Loan Party are party are reaffirmed and remain in full force and effect on a continuous basis, (ii) reaffirms each Lien granted by itself and each other Loan Party to (x) the Collateral Agent for the benefit of the Secured Parties or (y) the Secured Parties in their capacities as such (or any of them) and reaffirms the Loan Guaranty made pursuant to the Amended Credit Agreement and (iii) acknowledges and agrees that the grants of security interests by and the Loan Guaranty of the Borrower Representative and each other Loan Party contained in the Amended Credit Agreement and the other Collateral Documents are, and shall remain, in full force and effect after giving effect to this Seventh Amendment to the Credit Agreement. Nothing contained in this Amendment shall be construed as substitution or novation of the obligations outstanding under the Existing Credit Agreement or the other Loan Documents, which shall remain in full force and effect, except to any extent modified hereby. The Borrower Representative on behalf of itself and each other Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, the Borrower Representative and each other Guarantor is not required by the terms of the Existing

Exhibit 10.8
Credit Agreement, the Amended Credit Agreement or any other Loan Document to consent to the amendment to the Existing Credit Agreement effected pursuant to this Amendment, (ii) nothing in the Existing Credit Agreement, the Amended Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of the Borrower Representative and each other Guarantor to any future amendments to the Amended Credit Agreement and (iii) the acknowledgements and reaffirmations set forth in this Section 7 shall become valid and binding obligations of the Borrower Representative and each other Guarantor a moment in time prior to the amendments set forth in Section 2 hereof.
SECTION 8. GOVERNING LAW; WAIVER OF JURY TRIAL. THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AMENDMENT, WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY AGREES TO BE BOUND BY THE TERMS OF SECTION 10.11 OF THE AMENDED CREDIT AGREEMENT AS IF SUCH SECTION WAS SET FORTH IN FULL HEREIN.
SECTION 9. Miscellaneous.
a.This Amendment and the Amended Credit Agreement is binding and enforceable as of the date hereof against each party hereto and thereto and its successors and permitted assigns.
b.Section 2 of this Amendment shall be effective upon due execution by the Lenders and the Borrower Representative. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Amendment.
c.To the extent permitted by law, any provision of this Amendment or the Amended Credit Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
d.Each of the parties hereto hereby agrees that Sections 10.10(b), 10.10(c), 10.10(d) and 10.11 of the Amended Credit Agreement are incorporated by reference herein, mutatis mutandis, and shall have the same force and effect with respect to this Amendment as if originally set forth herein.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

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